Exhibit 99.1

NeoPharm, Inc. Reports Stock Delisted Prematurely

NASDAQ to Take Corrective Action

LAKE BLUFF, Ill.--(BUSINESS WIRE)--February 5, 2009--On January 23, 2009, the Company announced that it had given notice to The NASDAQ Stock Market (“NASDAQ”) of its intention to voluntarily delist its common stock from NASDAQ by filing a Form 25 with the Securities and Exchange Commission on or about February 2, 2009, which filing was made by the Company on that date, with the delisting of the Company’s common stock from NASDAQ to occur on or about February 12, 2009.

On Wednesday, February 4, 2009, the Company learned that NASDAQ had prematurely removed the Company's common stock from listing on NASDAQ effective at the opening of trading on that date. The Company has been advised by NASDAQ that this action was taken in error and that the Company's common stock will again be available for trading on NASDAQ effective with the opening of the market on Friday, February 6, 2009. Notwithstanding these events, the Company continues to expect that the last day of trading of its common stock on NASDAQ will be on or about February 12, 2009, as previously announced by the Company.

Following the voluntary delisting on February 12, 2009, the Company anticipates that its common stock will be quoted on the Pink Sheets, a centralized electronic quotation service for over-the-counter- securities, so long as market makers demonstrate an interest in trading in the Company's stock. However, the Company can give no assurance that trading in its stock will continue on the Pink Sheets or on any other securities exchange or quotation medium. The Company is committed to providing as much transparency as is beneficial and warranted under those conditions.

About NeoPharm, Inc.

NeoPharm, Inc., based in Lake Bluff, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer and other drugs for therapeutic applications. Additional information, including ongoing clinical trials, can be obtained by visiting NeoPharm’s Web site at www.NeoPharm.com.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “project,” “hope,” “anticipates,” “believes,” could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s listing on the Nasdaq Capital Market, its anticipated trading on the Pink Sheets, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to continued trading on the Pink Sheets, delays that may arise in the development, testing, regulatory approval, production, and marketing of the Company’s drug and non-drug compounds, the ability of the Company to procure additional future sources of financing, uncertainty regarding the Company’s ability to commercialize any of its drug product candidates, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual report on Form 10-K for the calendar year ended December 31, 2007, as subsequently updated by the Company in its quarterly reports on Form 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future result.

CONTACT:
NeoPharm, Inc.
Laurence Birch
President and Chief Executive Officer of NeoPharm, Inc.
847/870-0800